Exhibit 99.4

Best Buy Co., Inc.
Supplemental Historical Information*
Consolidated Statements of Cash Flows
($ in millions)
(Unaudited)

	Six Months Ended	Nine Months Ended
	Aug. 31, 2002	Nov. 30, 2002
Operating Activities
Net loss	$(271)	$(212)
Loss from discontinued operations, net of tax	347	374
Cumulative effect of change in accounting principles, net of tax	82	82
Earnings from continuing operations	158	244
Adjustments to reconcile earnings from continuing operations to net cash used in operating activities:
Depreciation	146	225
Deferred income taxes	(9)	(14)
Other	10	15
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Receivables	(14)	(354)
Merchandise inventories	(322)	(1,612)
Other assets	(21)	(32)
Accounts payable	(125)	1,465
Other liabilities	(4)	95
Income taxes	(114)	(71)
Total cash used in operating activities from continuing operations	(295)	(39)
Investing Activities
Additions to property and equipment	(403)	(598)
Acquisition of business, net of cash acquired	—	(3)
Decrease in recoverable costs from developed properties	21	44
Total cash used in investing activities from continuing operations	(382)	(557)
Financing Activities
Net proceeds from issuance of long-term debt	10	15
Long-term debt payments	(4)	(12)
Issuance of common stock	36	39
Total cash provided by financing activities from continuing operations	42	42
Net Cash Used in Discontinued Operations	(112)	(158)
Decrease in Cash and Cash Equivalents	(747)	(712)
Cash and Cash Equivalents at Beginning of Year	1,861	1,861
Cash and Cash Equivalents at End of Period	$1,114	$1,149

*Note: This presentation reflects: (a) the classification of Musicland as discontinued operations; and (b) the adoption of the accounting principle established in EITF Issue No. 02-16, Accounting by a Reseller for Cash Consideration Received from a Vendor, in each case, as if such changes were in effect as of and for the dates indicated. Certain other amounts have been reclassified to conform to the current year’s presentation.